Exhibit 4.9

CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS

of the

SERIES A PREFERRED STOCK

of

SIERRA HOLDINGS CORP.

Pursuant to Section 151 of the General Corporation

Law of the State of Delaware

The undersigned, pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, does hereby certify that, pursuant to the authority expressly vested in the Board of Directors of Sierra Holdings Corp., a Delaware corporation (the “Corporation”), by the Corporation’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), the Board of Directors has duly provided for the issuance of and created a series of Preferred Stock of the Corporation, par value $0.001 per share (the “Preferred Stock”), and in order to fix the designation and amount and the voting powers, designations, preferences and relative, participating, optional and other special rights, and the qualifications, limitations and restrictions, of a series of Preferred Stock, has duly adopted this Certificate of Designation, Preferences and Rights of Preferred Stock (the “Certificate”).

Each share of such series of Preferred Stock shall rank equally in all respects and shall be subject to the following provisions:

1. DESIGNATION AND AMOUNT. The designation of the first series of the authorized preferred stock, par value $0.001 per share, of the Corporation shall be the Series A Preferred Stock (the “Series A Preferred Stock”). The number of shares of Series A Preferred Stock shall initially be 125,000, subject to increase or decrease (but not below the number of shares thereof then outstanding) from time to time by action of the Board of Directors and, in each case, subject to Section 7.1 hereof.

2. DEFINITIONS. Certain capitalized terms are used in this Certificate as specifically defined below in this Section 2. Except as the context otherwise explicitly requires, (a) the capitalized term “Section” refers to sections of this Certificate, (b) references to a particular Section include all subsections thereof, (c) the word “including” shall be construed as “including without limitation”, (d) accounting terms not otherwise defined herein have the meaning provided under generally accepted accounting principles, (e) references to a particular statute or regulation include all rules and regulations thereunder and any successor statute, regulation or rules, in each case as from time to time in effect and (f) references to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Certificate. References to “the date hereof” mean the effective date of this Certificate.

“Common Stock” means the shares common stock, par value $0.001 per share, of the Corporation and any shares of capital stock of the Corporation issued or issuable with respect to such common stock by way of conversion, dividend or other distribution payable thereon or stock split, reverse stock split, recapitalization, reclassification, reorganization, merger, consolidation, exchange, subdivision or similar transactions or any combination thereof.

“Corporation” means Sierra Holdings Corp., a Delaware corporation.

“Junior Stock” shall have the meaning set forth in Section 7.1.1.

“Manager “ means Sierra Manager Co-Invest, LLC or its successor determined in accordance with Section 3.02 of the Limited Liability Company Operating Agreement of Sierra Co-Invest II, LLC.

“Permitted Transferee” means (i) a Person controlled by, under the control of or under common control with a holder or (ii) in the case of any holder that is a partnership, limited liability company, or any foreign equivalent thereof, any partner, member or foreign equivalent thereof of such holder; provided, however, that a partner, member or foreign equivalent thereof of a holder shall not be a Permitted Transferee under clause (ii) unless the transfer to such Person is made in a pro rata distribution in accordance with the applicable partnership agreement, limited liability company agreement or foreign equivalent thereof, as the case may be.

“Person” means an individual, partnership, corporation, company, association, trust, joint venture, unincorporated organization, business trust, limited liability corporation and any governmental department or agency or political subdivision.

“Qualified Public Offering” or “QPO” means the first public offering and sale pursuant to an effective registration statement (other than on Form S-4, S-8 or a comparable form) under the Securities Act or Rule 144 sale, which, in combination with any previous public offering and sale pursuant to an effective registration statement (other than on Form S-4, S-8 or a comparable form) under the Securities Act or Rule 144 sale, results in an aggregate of at least thirty-five percent (35%) of the Common Stock having been sold in public offerings and sales pursuant to an effective registration statement (other than on Form S-4, S-8 or a comparable form) under the Securities Act or under Rule 144, provided that a QPO cannot occur prior to an initial public offering but the initial public offering may also be a QPO.

“Required Holders” means the holders of the majority of the outstanding shares of Series A Preferred Stock.

“Series A Preferred Stock” is defined in Section 1.

3. DIVIDENDS. The holders of shares of the Series A Preferred Stock shall be entitled to receive, as when and if declared by the Board of Directors and in preference to the holders of any and all other series or classes of capital stock of the Corporation, and shall be payable either in cash or, at the Corporation’s option, by issuance of additional fully paid and nonassessable shares of Series A Preferred Stock in lieu of the payment in cash of all or a portion of the dividend otherwise payable on any dividend payment date, cumulative annual dividends (the “Accruing Dividends”) on the Series A Preferred Stock at a rate of 5% per annum on $1,000 per share (which value per share shall be proportionately adjusted to reflect any stock dividend, stock split, combination of shares, reclassification, reorganization, recapitalization or other similar event affecting the Series A Preferred Stock), compounded quarterly from and after the date of issuance of such shares of Series A Preferred Stock. To the extent that dividends are declared on any Junior Stock, (a) no such dividends shall be paid until all accrued and unpaid Accruing Dividends on the Series A Preferred Stock have been paid to the holders of Series A Preferred Stock, and (b) such dividends shall not be paid at a rate greater than the rate paid on Series A Preferred Stock.

4. LIQUIDATION PREFERENCE. In the event of (a) any liquidation, dissolution or winding up of the Corporation, either voluntary or involuntary, (b) a sale of all or substantially all of the assets of the Corporation, or (c) unless agreed otherwise in writing by the Required Holders, a merger or consolidation of the Corporation (the events specified in (a), (b) and (c), collectively, the “Liquidation Preference Events”), distributions to the stockholders of the Corporation shall be made in the following manner. The holders of the Series A Preferred Stock shall be entitled to receive, in cash, prior and in preference to any other distribution of any of the assets of the Corporation to the holders of all series and classes of the Corporation’s stock by reason of their ownership of such stock, an amount per share equal to the sum of (A) $1,000 (as adjusted to reflect any stock dividend, stock split, combination of shares, reclassification, reorganization, recapitalization or other similar event affecting the Series A Preferred Stock) plus (B) an amount equal to the amount of the aggregate Accruing Dividends then accrued on such share of Series A Preferred Stock and not previously paid (such sum being referred to as the “Series A Preferential Amount”).

If cash assets of the Corporation shall be insufficient to permit the payment of the full Series A Preferential Amount to the holders of Series A Preferred Stock, then all cash assets legally available for distribution shall be distributed ratably among the holders of Series A Preferred Stock in accordance with the aggregate liquidation preferences of the shares of the Series A Preferred Stock held by each of them, and the remaining assets of the Corporation shall be distributed to them to the extent of any Series A Preferential Amount payable, based on the fair value of such assets, and if such remaining assets of the Corporation shall be insufficient to permit the payment of the full Series A Preferential Amount, then the entire assets of the Corporation legally available for distribution shall be distributed ratably among the holders of Series A Preferred Stock in accordance with the aggregate liquidation preferences of the shares of Series A Preferred Stock held by each of them. After payment has been made to the holders of Series A Preferred Stock of the full amount to which they are entitled, the holders of Junior Stock shall be entitled to share in the remaining assets without participation by the holders of Series A Preferred Stock.

5. VOTING RIGHTS. Except as required by Delaware law or as otherwise provided by the Certificate of Incorporation (including this Certificate), the holders of Series A Preferred Stock shall have no right to vote their shares at any stockholders’ meeting or provide consent to any action taken by stockholders in writing in lieu of a meeting, nor shall they be entitled to notice of any stockholders’ meeting or solicitation of stockholders’ consents.

6. REDEMPTION.

6.1. Redemption at the Holder’s Option. The holders of Series A Preferred Stock do not have a mandatory redemption right.

6.2. Redemption at the Corporation’s Option. The Corporation may at any time redeem, in cash, to the extent of lawfully available funds therefor, at a price per share equal to the Series A Preferential Amount allocable to each share of Series A Preferred Stock, an aggregate number of shares of Series A Preferred Stock specified in the notice delivered pursuant to Section 6.3.

6.3. Notice of Redemption. Written notice of redemption of Series A Preferred Stock pursuant to Section 6.2 shall be given not fewer than one day prior to the redemption date, to each holder of record of shares of the Series A Preferred Stock, at such holder’s address on the books of the Corporation. Each such notice shall state: (a) the redemption date; (b) the number of shares of the Series A Preferred Stock to be redeemed; (c) the Series A Preferential Amount allocable to the shares of such holder to be redeemed; and (d) the place or places where certificates representing such shares are to be surrendered for payment of the Series A Preferential Amount allocable to such holder’s shares to be redeemed. If fewer than all of the shares of Series A Preferred Stock are to be redeemed on any redemption date, Series A Preferred Stock shall be redeemed from the holders thereof pro rata from each holder based on the number of shares of Series A Preferred Stock then held by each holder.

6.4. Cancellation of Shares. If any shares of Series A Preferred Stock are redeemed pursuant to this Section 6 and the holder thereof fails to deliver the certificate representing such shares in accordance with this Certificate, the Corporation may, at its option, in addition to all other remedies it may have, cancel on its books such certificate representing such shares to be redeemed.

7. CERTAIN COVENANTS.

7.1. Special Restrictions. At any time when shares of Series A Preferred Stock are outstanding, except where the vote or written consent of the holders of a greater number of shares of the Corporation is required by law or by the Certificate of Incorporation, and in addition to any other vote required by law or by the Certificate of Incorporation, without the affirmative vote of the Required Holders, given at a meeting or by written consent in lieu of a meeting, consenting or voting (as the case may be) separately as a class, the Corporation will not:

7.1.1. create or authorize the creation of any additional class or series of shares of stock, or issue any shares thereof, unless the same ranks junior to the Series A Preferred Stock as to the distribution of assets upon the occurrence of any Liquidation Preference Event (any such class or series of shares of stock, including without limitation any currently or subsequently issued or issuable Common Stock, “Junior Stock”), or increase the authorized amount of shares of the Series A Preferred Stock or increase the authorized amount of shares of any additional class or series of capital stock of the Corporation unless the same ranks junior to the Series A Preferred Stock as to the distribution of assets upon the occurrence of any Liquidation Preference Event, or create or authorize any instrument or security convertible into shares of Series A Preferred Stock or into shares of any other class or series of stock unless the same ranks junior to the Series A Preferred Stock as to the distribution of assets upon the occurrence of any Liquidation Preference Event, whether any such creation, authorization or increase shall be by means of amendment to the Certificate of Incorporation or by merger, consolidation or otherwise;

7.1.2. amend, alter or repeal its Certificate of Incorporation, bylaws or similar organizational documents, whether by amendment, merger, consolidation or otherwise, in a manner that is adverse to the holders of Series A Preferred Stock in any respect;

7.1.3. purchase or set aside any sums for the purchase or redemption of any shares of stock or other securities other than the Series A Preferred Stock, except for repurchases required or otherwise permitted under the Management Stockholders’ Agreement, by and among the Corporation and the parties thereto, dated as of October 26, 2007, as amended, or any other agreement between the Corporation and an employee of the Corporation or its direct or indirect subsidiaries;

7.1.4. consolidate or merge into or with any other entity or entities or sell or transfer all or substantially all its assets or the assets of the Corporation, except that the Corporation may, without the vote or consent of the Required Holders, effectuate a merger in which (i) the Corporation is the surviving corporation and (ii) the stockholders of the Corporation immediately prior to the merger hold more than 50% of the outstanding voting power of the surviving corporation (assuming conversion of all convertible securities and exercise of all outstanding options and warrants); or

7.1.5. declare, pay or make any dividends or other distributions on any Junior Stock.

7.2. No Impairment. The Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of all or a substantial portion of its assets, consolidation, merger, dissolution, issue or sale of securities, closing of transfer books or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this Certificate by the Corporation, but will at all times in good faith assist in carrying out all the provisions of this Certificate and in taking all such action as may be necessary or appropriate in order to protect the rights of the holders of Series A Preferred Stock against impairment as hereinabove contemplated.

7.3. Notice of Certain Events. If at any time:

(a) the Corporation shall declare any dividend or distribution payable to the holders of any of its Junior Stock;

(b) any recapitalization or reorganization of the Corporation, or consolidation or merger of the Corporation with, or sale of all or substantially all of its assets to, another corporation or business organization shall occur; or

(c) a voluntary or involuntary dissolution, liquidation or winding up of the Corporation shall occur;

then, in any one or more of such cases, the Corporation shall give the registered holders of the Series A Preferred Stock written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights or for determining stockholders entitled to vote upon such recapitalization, consolidation, merger, sale, dissolution, liquidation or winding up and of the date when any such transaction shall take place, as the case may be. Such notice shall also specify the date as of which the holders of Junior Stock of record shall participate in such dividend, distribution or subscription rights, or shall be entitled to exchange their Junior Stock for securities or other property deliverable upon such recapitalization, consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be. Such written notice shall be given at least five days prior to the record date with respect thereto.

7.4. No Reissuance of Series A Preferred Stock. No shares of Series A Preferred Stock acquired by the Corporation by reason of redemption, purchase or otherwise shall be reissued, and all such shares shall be canceled, retired and eliminated from the shares which the Corporation shall be authorized to issue. The Corporation may from time to time take such appropriate corporate action as may be necessary to reduce the authorized number of shares of Series A Preferred Stock accordingly.

8. RESTRICTIONS ON TRANSFER. Until the earlier of (i) October 26, 2012 and (ii) a Qualified Public Offering (the “Initial Holding Period”), no holder may transfer any Series A Preferred Stock except (i) to a Permitted Transferee or (ii) with the prior written consent of the Manager, which consent may be withheld by the Manager in its sole discretion.

9. AMENDMENTS. The provisions of these terms of the Series A Preferred Stock may not be amended, modified or waived (whether through amendment to the Certificate of Incorporation, merger, consolidation or otherwise) without the written consent or affirmative vote of the Required Holders, acting as a separate class. Except to the extent required by law, the vote of the holders of any other class of capital stock of the Corporation is not required for the amendment, modification or waiver (whether through merger, consolidation or otherwise) of the terms of the Series A Preferred Stock as set forth in this Certificate of Designation.

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Sierra Holdings Corp. has caused this certificate to be signed by its Chief Financial Officer, and attested by its Chief Administrative Officer, this 17th day of December, 2009.

/s/ Anthony Massetti
Name:	Anthony Massetti
Title:	Chief Financial Officer

ATTEST:

/s/ Pamela Craven
Name:	Pamela Craven
Title:	Chief Administrative Officer

[Signature Page to Certificate of Designation (Series A Preferred Stock)]